Exhibit 99.1

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595 S. Federal Highway, #500, Boca Raton, Florida 33432 • 561/208-7200

FOR IMMEDIATE RELEASE	SYMBOL:	DEVC
Monday, August 14, 2006	TRADED:	Nasdaq

DEVCON REPORTS SECOND QUARTER RESULTS

Boca Raton, Fl., August 14, 2006 — Devcon International Corp. (NASDAQ: DEVC) today reported a net loss from continuing operations for the three months ended June 30, 2006 of $0.361 million ($0.06 per fully diluted share) compared to a loss of $1.6 million ($0.27 per fully diluted share) for the comparable period in 2005.

In the second quarter of 2006, total revenue from continuing operations increased 48% to $28.5 million, compared to second quarter 2005 revenue from continuing operations of $19.2 million.

The net loss from continuing operations for the first six months of 2006 was $9.6 million ($1.59 per fully diluted share) compared to $3.8 million ($0.64 per fully diluted share) for the first six months of 2005.

As part of Devcon’s continued expansion into the electronic security services industry, on September 30, 2005, March 2, 2006 and May 2, 2006, the Company disposed of the operations of its Materials Division on the U.S. Virgin Islands, Antigua and Puerto Rico, respectively, and, as a result, the financial results of these operations are reported separately as discontinued operations for all periods presented. The Company’s second quarter loss from discontinued operations was $56,000 ($0.01 per fully diluted share), net of tax, compared to income of $1.2 million ($0.20 per fully diluted share) for the comparable period in 2005.

The net loss for the second quarter of 2006, including both continuing and discontinued operations, was $0.4 million ($0.07 per fully diluted share), compared to a net loss of $0.4 million for the second quarter of 2005 ($0.07 per fully diluted share).

During the second quarter of 2006, the Security Division reported revenue increased $10.5 million to $15.0 million, from $4.5 million in 2005, resulting in an operating loss of $1.6 million after taking into consideration amortization charges related to acquired recurring revenue customer service contracts amounting to $5.0 million. The increased revenue resulted from the completed acquisitions of the electronic security services businesses of Coastal Security Corporation in November 2005 and Guardian International during the first week of March of this year. During the second quarter, the division recorded a net gain of $0.8 million associated with the sale of the third-party monitoring business and previously disposed monitoring contracts. In addition, during the quarter, the division incurred in excess of $0.400 million of non-recurring costs in connection with the transfer of its monitoring operations to the division’s Hollywood facility, which transfer took place on July 11, 2006.

Mr. Steve Ruzika, CEO, stated “The recently completed sale of Central One represented a milestone for us since it was the last step needed in order to transfer the monitoring of our owned subscriber base to our center in Hollywood, Florida. With this transfer completed, we are now operating on an open, non-proprietary information technology platform. This will serve as the base to further streamline and enhance our monitoring and customer service operations. During the quarter, we also completed the integration of the Coastal branch operations and have made good progress with the integration of Guardian as well. We are now in a position to focus our attention on growing this business under a common Devcon brand name.”

The Construction Division reported second quarter operating income of $73,000 compared to an operating loss of $2.7 million for the first quarter of 2006. The $2.8 million increase in operating income was primary due to the effects of process changes that have been implemented which have improved operational discipline and information flow. The Company believes, however, that the operating income improvement would have been greater but for the division recording during the quarter $0.3 million of additional charges with respect to marine projects in the U.S. Virgin Islands, and a $0.4 million charge on a residential project on Exuma, Bahamas. The charges on the marine projects arose due to uncontrollable delays associated with the availability of ready mix concrete as well as additional costs necessary to rework certain items that were identified during the required inspection process to obtain substantial completion on these projects. The charge on the residential project has been recorded because the anticipated total costs to be incurred on the project are expected to exceed the current $3.2 million maximum price that the division is contractually permitted to invoice. The cost overruns are a result of delays in obtaining certain building materials as well as expenses to be incurred due to the additional time required to complete the project. Our Director and former Chairman and CEO, Donald L. Smith Jr., is an indirect party to the agreement which governs this project and has a material interest in the land on which the residence is being constructed.

Mr. Ruzika continued “that the Construction Division has made great strides toward improving the profitability and future prospects of this business. Negotiations with a potential buyer of our construction operation are ongoing and we currently anticipate we will be able to determine in a few weeks whether such a sale to this buyer is in the Company’s best interests.”

As of June 30, 2006, the Construction Division backlog totaled $14.2 million. The Company is actively bidding and negotiating additional projects in the Caribbean and, since June 30, 2006, the division has added $8.6 million in construction contracts.

The Materials Division reported a $0.2 million operating loss during the second quarter versus an operating loss of $0.9 million during the comparable period in 2005. This reduction in the operating loss is attributable to increased efficiency in our Sint Maarten/St. Martin operations achieved through tightly managing expenses and continued price increases for our products.

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The Company’s second quarter 2006 conference call is scheduled for 10:00 a.m. ET, Thursday, August 17, 2006. To participate in the call, dial 800-257-1927. The call may also be accessed through a live web cast link on the Company’s Internet home page, www.devc.com. The web cast will be archived for one month following the call.

DEVCON INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Amounts shown in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenue
Materials revenue	$4,056	$3,829	$8,340	$7,482
Construction revenue	9,021	8,489	17,345	14,066
Construction revenue, related party	305	2,026	761	5,699
Security revenue	15,003	4,541	25,606	6,555
Other revenue	166	335	348	477

Total revenue	$28,551	$19,220	$52,400	$34,279
Cost of Sales
Cost of materials	(3,486)	(3,686)	(7,173)	(7,177)
Cost of construction	(8,256)	(9,216)	(18,791)	(15,725)
Cost of security	(6,901)	(1,934)	(11,700)	(2,742)
Cost of other	(38)	(195)	(64)	(293)

Total cost of sales	(18,681)	(15,031)	(37,728)	(25,937)

Gross profit	9,870	4,189	14,672	8,342
Operating expenses
Selling, general and administrative	(12,828)	(6,147)	(23,435)	(10,258)
Severance and retirement	(19)	(170)	(398)	(486)

Total operating expenses	(12,847)	(6,317)	(23,833)	(10,744)

Operating loss	(2,977)	(2,128)	(9,161)	(2,402)
Other income (expense)
Joint venture equity earnings	—	—	(35)	—
Interest expense	(7,587)	(502)	(11,528)	(679)
Interest income, receivables	320	124	475	320
Gain on Antigua note	—	—	1,230	—
Derivative financial instrument benefit	8,323	—	6,789	—
Other income	112	30	1,179	69

Loss from continuing operations before taxes	(1,809)	(2,476)	(11,051)	(2,692)
Income tax benefit (expense)	1,448	878	1,497	(1,066)

Net loss from continuing operations	$(361)	$(1,598)	$(9,554)	$(3,758)

Income from discontinued operations, net of income taxes (benefit) of $0 and ($213) in 2006 and 2005, respectively	(56)	1,178	366	1,772

Net loss	$(417)	$(420)	$(9,188)	$(1,986)

Basic loss per share:
Continuing operations	$(0.06)	$(0.27)	$(1.59)	$(0.64)
Discontinued operations	$(0.01)	$0.20	$0.06	$0.30
Net loss	$(0.07)	$(0.07)	$(1.53)	$(0.34)
Diluted (loss) income per share:
Continuing operations	$(0.06)	$(0.27)	$(1.59)	$(0.64)
Discontinued operations	$(0.01)	$0.20	$0.06	$0.30
Net loss	$(0.07)	$(0.07)	$(1.53)	$(0.34)
Weighted average number of shares outstanding:
Basic	6,029,188	5,860,174	6,017,672	5,829,425
Diluted	6,029,188	5,860,174	6,017,672	5,829,425

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts shown in thousands )

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,906	$4,634
Accounts receivable, net of allowance for doubtful Accounts of $(1,863) and $(1,785), respectively	18,658	17,575
Accounts receivable, related party	526	469
Notes Receivable	2,046	1,622
Notes receivable, related party	—	2,160
Costs and estimated earnings in excess of billings	694	2,046
Costs and estimated earnings in excess of billings, related party -	20
Inventories	4,059	2,892
Prepaid expenses	1,596	1,464
Other current assets	4,775	4,757
Property, plant and equipment – net	17,560	21,736
Investments in unconsolidated joint ventures and affiliates	339	339
Notes receivable, net of current portion	2,942	3,504
Customer lists, net of amortization $(12,040) and $(4,407), respectively	79,870	46,050
Goodwill	76,786	48,019
Other intangible assets, net of amortization $(259) and $(94), respectively	2,956	1,724
Other long-term assets	8,960	6,456

Total assets	$231,673	$165,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$72,426	$35,079
Long-term debt, excluding current installments	86,808	55,521
Retirement and severance, excluding current portion	2,810	4,098
Long-term deferred tax liability	10,063	5,213
Other long-term liabilities	4,257	1,899
Stockholders’ equity	55,309	63,657

Total liabilities and stockholders’ equity	$231,673	$165,467